AXA Equitable Life Insurance Company

SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

Name of Proposed Insured Date of Birth

1. Product Name VUL LegacySM (Series 160)

2. Amount of Insurance $

3. Is this a Term Conversion, Rider Conversion or Purchase Option? Yes No

(If ‘‘Yes,’’ complete Term Policy/Rider Conversion or Purchase Option Questionnaire.)

INFORMATION 4. Death Bene?t Option Option A (Level) Option B (Face Amount and Policy Account Value)

5. Backdate to save age Yes No

PLAN Max 6 months prior to application date (3 months in OH)

(Charges and Premiums for insurance coverage begin on the backdated Register Date.)

6. De?nition of Life Insurance Test Guideline Premium Test Cash Value Accumulation Test

7. a. Planned Periodic Premium Amount $ b. Initial Premium $

8. Premium Mode a. Direct Billing (By Mail) Annually Semi-Annually Quarterly Monthly b. Bank Draft* Quarterly Monthly Start Date (mm/dd/yyyy) Draft on day of the month (Voided Check Required)

INFORMATION *If bank account holder is not the Owner or Proposed Insured, please complete Systematic Payment Enrollment Form.

In lieu of voided check, use first premium check to set up Systematic Payment Plan c. Salary Allotment Annually Semi-Annually Quarterly Monthly

PREMIUM Unit name Unit number Register Date (mm/dd/yyyy) If Allotter is not Proposed Insured, provide Name SSN/EIN/TIN d. Single Payment Amount $ (No further Premium billing will be sent)

9.

Long-Term Care Services Rider† (complete Long-Term Care Services Rider Questionnaire)

Disability Rider – Waiver of Monthly Deductions

Charitable Legacy Rider (available on face amounts of $1 million and over; complete Charitable Beneficiary Information below) Charitable Bene?ciary Information (If more than one Charitable Bene?ciary is named, the total percentage must equal 100%. If percentage shares are left blank, the shares will be deemed equal.)

†† †††

Name of Quali?ed Charitable Organization Address 501(c) Tax ID No. % Share (##-#######)

1.

BENEFITS/RIDERS 2.

Children’s Term Insurance Rider (complete Children’s Term Insurance Rider Questionnaire)

Amount $

OPTIONAL Option to Purchase Additional Insurance Rider Amount $ Other (as allowed or available with product)

† In Connecticut, this rider is referred to as Long-Term Care Bene?t Rider.

†† A quali?ed charitable organization is one that is exempt from federal taxation under 501(c) of the Internal Revenue Code and is Listed in Section 170(c) of the Internal Revenue Code as an authorized recipient of charitable contributions. We require that printed and dated evidence of the quali?cation of the charitable organization be provided with the application.

††† Contact the charitable organization directly to get its 501(c) Tax ID No.

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SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

10. INITIAL ALLOCATION TO THE INVESTMENT OPTIONS1

Please see the Prospectus for a description of the investment objective(s) for each Investment Option.

(Whole Percentages Only) (Whole Percentages Only)

For For For For Premiums Deductions Premiums Deductions

Market Stabilizer Option2,3% % EQ/MFS International Growth % % Guaranteed Interest Account % % EQ/MFS International Value % % 1290 VT Convertible Securities % % EQ/Mid Cap Index % % 1290 VT DoubleLine Dynamic Allocation % % EQ Mid Cap Value Managed Volatility % % 1290 VT DoubleLine Opportunistic Bond % % EQ/Moderate Allocation % % 1290 VT Energy % % EQ/Moderate-Plus Allocation % % 1290 VT Equity Income % % EQ/Money Market % % 1290 VT GAMCO Mergers & Acquisitions % % EQ/Oppenheimer Global % % 1290 VT GAMCO Small Company Value % % EQ/PIMCO Global Real Return % % 1290 VT Low Volatility Global Equity % % EQ/PIMCO Real Return % % 1290 VT Natural Resources % % EQ/PIMCO Total Return % % 1290 VT Small Cap Value % % EQ/PIMCO Ultra Short Bond % % 1290 VT SmartBeta Equity % % EQ/Small Company Index % % 1290 VT Socially Responsible % % EQ/T. Rowe Price Growth Stock % % All Asset Growth-Alt 20% % EQ/T. Rowe Price Health Sciences Portfolio % % American Funds Insurance Series® Global Fidelity VIP Growth & Income % % Small CapitalizationSM % % Fidelity VIP Mid Cap % % American Funds Insurance Series® Franklin Small Cap Value VIP % % New World® % % Ivy VIP High Income % % EQ/AB Small Cap Growth % % Ivy VIP Small Cap Growth % % EQ/Aggressive Allocation % % Lord Abbett Bond Debenture % % EQ/American Century Mid Cap Value % % Multimanager Aggressive Equity % % EQ/BlackRock Basic Value Equity % % Multimanager Mid Cap Growth % % EQ/ClearBridge Large Cap Growth % % Multimanager Mid Cap Value % % EQ/Common Stock Index % % Multimanager Technology % % EQ/Conservative Allocation % % PIMCO VIT CommodityRealReturn Strategy % % EQ/Conservative-Plus Allocation % % T. Rowe Price Equity Income II % % EQ/Core Bond Index % % Templeton Developing Markets VIP % % EQ/Emerging Markets Equity PLUS % % Templeton Global Bond VIP % % EQ/Equity 500 Index % % TOTAL 100% 100% EQ/Franklin Rising Dividends % % EQ/Franklin Strategic Income % % EQ/Goldman Sachs Mid Cap Value % % EQ International Core Managed Volatility % % EQ/International Equity Index % % EQ International Value Managed Volatility % % EQ/Invesco Comstock % % EQ/Invesco Global Real Estate % % EQ/Ivy Mid Cap Growth % % EQ/Janus Enterprise % % EQ/JPMorgan Value Opportunities % % EQ Large Cap Core Managed Volatility % % EQ/Large Cap Growth Index % % EQ Large Cap Growth Managed Volatility % % EQ/Large Cap Value Index % % EQ/Loomis Sayles Growth % %

1,2,3 please see next page for important information

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SECTION B - FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

1 The ‘‘Investment Start Date’’ is the business day your investment first begins to earn a return for you, as described below, and is generally the later of: (1) the business day we receive the minimum initial premium at our Administrative Of?ce; and (2) the Register Date of your policy.

Your Policy Account will be allocated according to the above percentages as of the Investment Start Date.

Any payments we receive prior to your Investment Start Date will be held in a non-interest bearing account until your Investment Start

OPTIONS Date.

2 If you elect the Market Stabilizer Option, the portion of your Policy Account, per the above premium percentage for such option, will be allocated as stated above.

Such portion of your Policy Account will be allocated to the Market Stabilizer Option Holding Account and held for 20 calendar days. If INVESTMENT the policy is issued as a result of a replacement in these states, such portion of your Policy Account will be allocated to the Market Stabilizer Option Holding Account and held for 30 calendar days (45 calendar days in PA). However, if we have not received all necessary requirements for your policy as of the Issue Date, the period of time during which amounts will remain in the Market Stabilizer Option Holding Account will begin on the date we receive, at our Administrative Of?ce, all necessary requirements to put the policy in force. Thereafter, such amount will be transferred to the Market Stabilizer Option at the next available Segment Start Date, provided that the conditions speci?ed in the rider and the Prospectus are met.

3 Any percentages speci?ed for deductions for the Market Stabilizer Option will apply only to the Market Stabilizer Option Holding Account prior to a Segment Start Date.

11. Market Stabilizer Option (Variable Indexed Option Rider)

MARKET ELECTED Speci?ed Growth Cap Rate % (indicate a Growth Cap Rate between 6% and 10% in whole percentages only)

IS If the Growth Cap Rate AXA Equitable Life Insurance Company sets on a given Segment Start Date is less than the rate you THE specify, any Policy Account Value you have in the Market Stabilizer Option Holding Account will not be transferred into that IF Segment. If you do not indicate a Speci?ed Growth Cap Rate, the Speci?ed Growth Cap Rate will be set to 6%, the guaranteed OPTION minimum Growth Cap Rate, and funds will transfer into a new Segment on all available Segment Start Dates, provided the ALLOCATIONSSTABILIZER conditions speci?ed in the rider and Prospectus are met.

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SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

If you elect the Market Stabilizer Option, monthly deductions will be allocated 100% to the unloaned GIA on a Segment Start Date. If the unloaned GIA is not suf?cient to cover such monthly deductions for the longest Segment Term, funds will be transferred pro-rata from amounts in the Variable Investment Options, including the Market Stabilizer Option Holding Account, to the unloaned GIA to supplement any remaining monthly deductions. You may also specify deduction percentages below for transferring amounts from the (GIA) Variable Investment Options to supplement the unloaned GIA.

INVESTMENT UNLOANED 12. Check here if you wish transfers to be made pro-rata from amounts in all available Variable Investment Options, including the Market Stabilizer Option Holding Account, to supplement the unloaned GIA. If this box is not checked, please specify below the THE Variable Investment Options from which amounts should be transferred to supplement the unloaned GIA.

ACCOUNT

VARIABLE Variable Investment Options to Transfer from (complete only if 12. is not checked): Percentage (whole percentages only):

THE % INTEREST % SUPPLEMENT % FROM

TO %

%

OPTIONS GUARANTEED % TRANSFERS %

TOTAL 100%

Each Segment of the Market Stabilizer Option has a Segment Maturity Date, which is approximately one year following a Segment Start Date. You may specify the investment option allocation percentages for the rollover of the Segment Maturity Value.

13. Check here if you wish to rollover your Market Stabilizer Option Segment Maturity Value to a new Segment. If this box is not checked, indicate allocations for rollover of the Segment Maturity Value below. Please note that by electing less than 100% rollover, the total portion of your Policy Account Value allocated to the Market Stabilizer Option will continually decrease as future rollovers occur, if no other changes were made. For example, a Segment Maturity Allocation of 50% to the Market Stabilizer Option will rollover 50% of the original Market Stabilizer Option allocation in year 2 but only 25% (50% x 50%) of the original ALLOCATION Market Stabilizer Option allocation in year 3.

Investment Options for Rollover (complete only if 13. is not checked): Percentage (whole percentages only): %

MATURITY %

% %

SEGMENT %

% %

TOTAL 100%

14. a. Have you, the Proposed Insured(s) and the Owner, if other than the Proposed Insured(s), received:

(1) the most current prospectus, and supplement(s) if applicable, for the policy(ies) applied for? Yes No (2) the most current prospectus, and supplement(s) if applicable, for the designated investment company(ies)? Yes No b. Do you understand that (i) policy values re?ect certain deductions and charges, and may increase or decrease depending on credited interest for the Guaranteed Interest Account and/or the investment experience of Separate Account Funds and (ii) the cash value may be subject to a surrender charge, if any, upon policy surrender, lapse or face amount reduction? Yes No c. With this in mind, is (are) the policy(ies) in accord with your insurance and long-term investment objectives and SUITABILITY anticipated ?nancial needs? Yes No d. Disclosures and Consent for Delivery of Initial Prospectus on CD-Rom for AXA Equitable Life Insurance Company Variable Life products.

By checking the box you acknowledge that you received the initial prospectus on computer readable compact disk ‘‘CD’’ if available for the product chosen, and that you are able to access the CD information. In order to retain the prospectus inde?nitely, you must print it. You understand that you may request a prospectus in paper format at any time by calling Customer Service at 1-877-222-2144, and that all subsequent prospectus updates and supplements will be provided to you in paper format, unless you enroll in our electronic delivery service.

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SECTION B – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

15. Note: Not available if you elect the Asset Rebalancing Service.

The Automatic Transfer service enables you to make automatic monthly transfers from the EQ/Money Market Investment Option to other variable investment options that you select. A minimum of $5,000 must be allocated to the EQ/Money Market Investment Option. Up to 8 investment options can receive the monthly automatic transfer. Each transfer must be at least $50. The automatic transfer is effective on the second monthly anniversary and will continue until the amount allocated to the EQ/Money Market Investment Option is depleted. The Guaranteed Interest Account is not an available investment option with the Automatic Transfer Service.

Investment Options to Receive Transfer: Dollar Amount:

SERVICE $ $ $

TRANSFER $ $

AUTOMATIC $ $ $

I (We), have read the detailed description of the Automatic Transfer Service in the prospectus. My (Our) instructions will remain in effect until (a) insuf?cient funds are available to process transfers, (b) I (we) provide new written instructions or (c) the Automatic Transfer Service otherwise terminates as described in the prospectus. I (We) understand that use of the Automatic Transfer Service does not guarantee a pro?t and will not protect against loss in a declining market.

16. Note: Not available if you elect the Automatic Transfer Service.

Neither the Guaranteed Interest Account nor the Market Stabilizer Option are available for Asset Rebalancing. Your allocation among SERVICE the investment options will be periodically re-adjusted according to the percentage you indicated in Question 10 and the frequency you choose below. Asset allocation percentages of 2% or more (in whole percentages) may be speci?ed for all variable investment options up to a maximum of 50 options. Generally, Asset Rebalancing will start 12, 6 or 3 months after the register date, depending on the length of the period you choose.

REBALANCING Annually Semi-annually Quarterly

ASSET I (We), have read the detailed description of the Asset Rebalancing Service in the prospectus. My (Our) instructions will remain in effect until (a) I (we) provide new written instructions or (b) Asset Rebalancing otherwise terminates as described in the prospectus. I (We) understand that the use of the Asset Rebalancing Service does not guarantee a pro?t and will not protect against loss in a declining market.

I (WE) UNDERSTAND THAT THE POLICY VALUES AND THE DEATH BENEFIT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE VARIABLE SUBACCOUNTS (SUBJECT TO ANY SPECIFIED MINIMUM GUARANTEES).

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